EXHIBIT 10.2

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (the “Amendment”) is made effective as of March 28, 2016 (the “Effective Date”) by and between IDdriven, Inc. (formerly TIXFI, INC.), a Nevada corporation (the “Company”), and Susannah Forest (“Forest”). The Company and Forest may collectively be referred to as the “Parties”.
BACKGROUND
A.  The Company and Forest are the parties to that certain Securities Purchase Agreement dated December 18, 2016 (the "Agreement");
B.  Buyer wishes to exercise Buyer’s rights pursuant to Section 1(e) of the Agreement to purchase a 10% Convertible Promissory Note in the aggregate principal amount of $250,000 with such note in the form attached hereto as Exhibit A (the “March 2016 Convertible Note”); and
C.  The parties desire to amend certain parts of the Agreement as set forth below.
NOW, THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable considera-tion, the receipt and sufficiency of which are hereby acknowl-edged, the parties hereby agree as follows:
1.	Section 1 of the Agreement is amended to include a new section 1(f) as follows:
f. Purchase of March 2016 Convertible Note; Form of Payment. On the Effective Date, the Company shall issue and sell to the Buyer and the Buyer agrees to purchase the March 2016 Convertible Note from the Company for a purchase price of $250,000.00 (the “Purchase Price”). The Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the Company, in accordance with the Company’s written wiring instructions, against delivery of the March 2016 Convertible Note and the Company shall deliver such duly executed March 2016 Convertible Note on behalf of the Company, to the Buyer, against delivery of such Purchase Price.
2.            Section 1(d) titled “Right to Acquire An Additional $500,000 Promissory Note or $500,000 Convertible Promissory Note” is hereby deleted in its entirety, replaced with the following and renumbered as set forth below:
e. Right to Acquire An Additional $250,000 Convertible Note.
(i)            From the date of this Amendment until 90 days thereafter, the Buyer may, in Buyer’s sole determination, elect to purchase a convertible note with an aggregate principal amount not to exceed $250,000 (the “Additional Convertible Note” and such right to purchase the Additional Convertible Note, the “Additional Purchase Rights”).
(ii)            Any Additional Purchase Right exercised by Buyer shall close within five (5) business days of a duly delivered exercise notice by Buyer to the Company.  Any additional investment in the Additional Convertible Note shall be on terms identical to those set forth in the Original Securities Purchase Agreement.  In order to effectuate a purchase and sale of the Additional Convertible Note, the Company and the Buyer shall enter into a Securities Purchase Agreement identical to this Agreement, mutatis mutandis.

3.            Buyer confirms that the representations and warranties of Buyer to the Company in Section 2 of the Agreement are true and correct as of the date hereof.
4.            The Company confirms that the representations and warranties of Company to the Buyer in Section 3 of the Agreement are true and correct as of the date hereof except as follows:
c. Capitalization; Governing Documents.  The authorized capital stock of the Company consists of (i) 500,000,000 shares of common stock, par value $0.001 per share (“Company Common Stock”), of which 75,310,000 shares are issued and outstanding and (ii) 10,000,000 shares of $.001 par value preferred stock, as to which 808,000 shares have been designated as Series A Preferred, 807,568 of which are issued and outstanding. Except as set forth on Schedule 3(c), the Company has no outstanding options, rights or commitments to issue shares of Company Common Stock, nor any of its preferred or any other class of equity, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Company Common Stock, or any of its preferred stock or any other class of its equity.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Common Stock.  The offer, issuance and sale of such shares of Company Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of U.S. and all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws.  None of such shares of Company Common Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” law.
g. Financial Statements. The (i) unaudited financial statements of the Company for its fiscal quarter ended November 30, 2015 included in the Company’s Form 10-Q as filed with the SEC on January 14, 2016, (ii) the audited financial statements of the Company’s wholly owned subsidiary Insight Innovators, B.V. (“Insight”) as of December 31, 2014 and 2013, (iii) Insight’s unaudited financial statements for the nine months ended September 30, 2015 and 2014, (iv) the unaudited pro forma condensed combined balance sheet as of November 30, 2015 and September 30, 2015 of the Company and Insight, respectively and (v) the unaudited pro forma condensed combined statements of operations for the period ended November 30, 2015 for the Company and for the period ended September 30, 2015 for Insight to give effect to the acquisition of Insight have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited and proforma financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and any of its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Except as set forth in the unaudited pro forma condensed combined balance sheet as of November 30, 2015 and September 30, 2015 of the Company and Insight, respectively, the Company has no material undisclosed liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to the date of such financial statements.

5.            All references in the Agreement to the defined term “Convertible Note” shall include the March 2016 Convertible Note purchased by Buyer pursuant to this Amendment.
6.            This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided.  Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
IDdriven, Inc.
By:/s/ Arend Verweij	/s/ Susannah Forest
Arend D. Verweij, Chief Executive Officer	Susannah Forest

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